Exhibit 10.7

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

January 24, 2023

The Board of Directors

Cohen & Steers Income Opportunities REIT, Inc.

280 Park Avenue

New York, New York 10017

Re: Cohen & Steers Income Opportunities REIT, Inc. (the “Company”)

To the Board of Directors:

1. Expense Limitation. Cohen & Steers Capital Management, Inc. (the “Advisor”), in its capacity as the Company’s investment adviser, hereby contractually agrees, from the effectiveness of the Company’s registration statement through December 31, 2025 (the “Limitation Period”), to waive its fees and/or reimburse expenses of the Company so that the Company’s Specified Expenses (as defined below) will not exceed 0.50% of net assets (annualized).

“Specified Expenses” includes all expenses attributable to the operations of the Company, excluding organizational and offering costs and the following exceptions: (i) the Management Fee, (ii) the performance participation interest, (iii) stockholder servicing fees, (iv) property-level expenses, (v) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated investments, (vi) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (vii) taxes, and (viii) extraordinary expenses (as determined in the sole discretion of the Advisor). “Management Fee” has the meaning ascribed to it in the Company’s prospectus.

Where applicable, the Advisor agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives such expenses on any other share class.

The Company hereby agrees to repay the amounts provided by the Advisor hereunder, when and if requested by the Advisor, but only if and to the extent that Specified Expenses are less than 0.50% of net assets (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Advisor waived or reimbursed such fees or expenses.

2. Term. This agreement may not be terminated prior to December 31, 2025 without the prior approval of the Company’s Board of Directors, including a majority of the independent directors. This letter agreement will remain in effect throughout the Limitation Period, unless terminated by the Company’s Board of Directors upon thirty (30) days’ written notice to the Advisor. This Agreement may be renewed by the mutual agreement of the Advisor and the Company for successive terms. Unless so renewed, this Agreement will terminate automatically at the end of the Limitation Period. This Agreement will also terminate automatically upon the termination of that certain Advisory Agreement (the “Advisory Agreement”) between the Company, Cohen & Steers Income Opportunities REIT Operating Partnership, L.P. and the Advisor unless a new advisory agreement with the Advisor (or with an affiliate under common control with the Advisor) becomes effective upon such termination.

3. Excess Expenses. In consideration of the Advisor’s agreement as provided herein, the Company agrees to carry forward the amount of the foregone Management Fees and expenses paid, absorbed, or reimbursed by the Advisor, for a period not to exceed three years from the date in which the Advisor waived or reimbursed such fees or expenses (“Excess Expenses”) and to reimburse the Advisor in the amount of such Excess Expenses as promptly as possible, on a monthly basis, but only to the extent that such reimbursement does not cause the Company’s Specified Expenses plus recoupment to exceed 0.50% of the net assets (on an annualized basis). For the avoidance of doubt, if, at the end of any fiscal year in which the Company has reimbursed the Advisor for any Excess Expenses, the Company’s Specified Expenses for such fiscal year exceed the Expense Limitation, the Advisor shall promptly pay the Company an amount equal to the lesser of: (i) the amount by which the Company’s Specified Expenses for such fiscal year exceed the Expense Limitation; and (ii) the amount of reimbursements for Excess Expenses paid by the Company to the Advisor in such fiscal year. Any payment by the Advisor to the Company pursuant to the foregoing sentence shall be subject to later reimbursement by the Company in accordance with this Section 4. The Advisor’s obligations under this Section 4 shall survive termination of this letter agreement.

4. Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

5. Construction and Forum. This letter agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

6. Counterparts. This letter agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

7. Severability. If any one or more of the covenants, agreements, provisions or texts of this letter agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this letter agreement and shall in no way affect the validity or enforceability of the other provisions of this letter agreement.

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ Francis C. Poli
Name:	Francis C. Poli
Title:	Executive Vice President, General Counsel and Secretary

Accepted and Agreed:

COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.

By:	/s/ Brian W. Heller
Name:	Brian W. Heller
Title:	Secretary